Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2001 Comprehensive Stock Plan of United Rentals, Inc. of our reports dated March 29, 2006, with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, United Rentals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Rentals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, New York

December 20, 2006